SECOND AMENDMENT TO CONSULTING SERVICES AGREEMENT

This Second Amendment (the "*Second Amendment*") is entered into effective as of September 1, 2023 (the "*Amendment Effective Date*") by and between C21 INVESTMENTS INC., a British Columbia corporation (the "*Company*"), and CB1 CAPITAL ADVISORS LLC, a Delaware limited liability company (the "*Consultant*") (each a "*Party*" and, collectively, the "*Parties*"). All capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Existing Agreement (defined below).

WHEREAS, the Parties are party to that certain Consulting Services Agreement, effective as of September 1, 2019 (the "*Original Agreement*") and that Amendment to Consulting Services Agreement, effective as of February 1, 2022 (the "*First Amendment*") (the Original Agreement, as modified by the First Amendment, the "*Existing Agreement*"; and the Existing Agreement, as further amended and modified by this Second Amendment, the "*Agreement*"); and

WHEREAS, under the Existing Agreement, the 2021-2023 Renewal Term (as defined therein) commenced on September 1, 2021 and ended on March 31, 2023; and

WHEREAS, under the terms of the Existing Agreement, the term of the Existing Agreement was extended for a Renewal Term (the "*2023-2024 Renewal Term*") commencing on April 1, 2023 and ending on March 31, 2024 under the same terms and conditions then in place; and

WHEREAS, the Parties desire to extend the 2023-2024 Renewal Term to expire on September 30, 2024 and to amend the Base Consulting Fees to be paid for the remainder of the 2023-2024 Renewal Term; and

WHEREAS, the Parties desire to amend the Existing Agreement (i) to amend the expiration date of the Renewal Term and (ii) to amend the definition of Base Consulting Fees for the 2023-2024 Renewal Term.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1. Amendments to Existing Agreement. Pursuant to Section 10.3 of the Original Agreement, the Existing Agreement is hereby amended as of the date first above written as follows:

(a) The 2023-2024 Renewal Term shall be deemed to have commenced on April 1, 2023 and shall end on September 30, 2024.

(b) For the first six months of the 2023-2024 Renewal Term, the Base Cash Consulting Fee shall be a monthly base cash consulting fee of Seven Thousand Five Hundred Dollars ($7,500) in cash.

(c) For the last twelve months of the 2023-2024 Renewal Term, the Base Cash Consulting Fee shall be a monthly base cash consulting fee of Five Thousand Dollars ($5,000) in cash.

(d) Effective as of May 13, 2024, in respect of the 2023-2024 Renewal Term, the Company shall pay to the Consultant a Base Option Award (the "*2023-2024 Option Award*") which shall be an option to purchase 150,000 shares of common stock of the Company on the terms in the Option agreement signed between the Company and the Consultant on May 13, 2024.

(e) Notwithstanding anything contained in Section 1.2 of the Original Agreement, this Agreement may not be automatically extended for subsequent Renewal Terms unless mutually agreed in writing by both Parties prior to the expiration of the current Renewal Term.

Section 2. Reference to and Effect on the Existing Agreement.

(a) This Second Amendment modifies the Existing Agreement to the extent set forth herein, is hereby incorporated by reference into the Agreement and is made a part thereof. On and after the date hereof, each reference in the Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as amended by the First Amendment and as further amended by this Second Amendment.

(b) Except as specifically amended by this Second Amendment, the Existing Agreement shall remain in full force and effect and is hereby ratified and confirmed. In the event of any conflict between the terms of this Second Amendment, on the one hand, and the Existing Agreement, on the other hand, the terms of this Second Amendment shall prevail.

(c) The execution, delivery and effectiveness of this Second Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of either Party under the Existing Agreement nor constitute a waiver of any provision of the Existing Agreement.

Section 3. Headings. Section and clause headings in this Second Amendment are included herein for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose or be given any substantive effect.

Section 4. Applicable Law. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Section 5. Counterparts and Electronic Signatures. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed

counterpart of this Second Amendment by facsimile or electronic mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 6. Effective Date. This Second Amendment shall become effective on the day and year first written above.

Section 7. Entire Agreement. This Second Amendment, together with the Existing Agreement as amended by the Second Amendment, sets forth the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings with respect thereto.

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IN WITNESS WHEREOF, the Parties have duly executed this Second Amendment as of the first date set forth above.

C21 INVESTMENTS INC.

By: Michael Kidd
Title: CFO

CB1 CAPITAL ADVISORS LLC

By: Jon Tyras
Title: COO/CFO